Exhibit A
February 22, 2011

Larry Schwartz
First Diversified Equities, Inc.
Solar Tracer Corporation
3500 Island Blvd. Suite 105
Aventura, FL 33160

Re: Resignation from Executive Positions

Dear Larry:

The following information was disclosed under Section 5.02(b) in the Sector 10, Inc Form 8-K filed on February 9, 2011:

As a result of the acquisitions of Solar Tracer Corporation closed on January 7, 2011 and First Diversified Equities, Inc, closed on February 3, 2011, new management and members of the Board of Directors will be elected to manage the ongoing Company operations. Pericles DeAvila will be replaced as President and as member of the Board of Directors of the Company by Sam Dichy, current President of First Diversified, Inc. This change will occur immediately upon the filing of the Form-10Q for the period ended December 31, 2010 which is expected to be during the week ending February 18, 2011.

The Form 10-Q for the period ended December 31, 2010 was filed on February 22, 2011.

In accordance with the disclosures set forth above, I wish to formally resign as President and CEO of Sector 10, Inc. effective February 22, 2011. In addition, I wish to formally resign as Chairman of the Board and as a Member of the Board of Directors of Sector 10, Inc. effective February 22, 2011.

These resignations will allow you the opportunity to manage the company in the manner that you and your staff deem appropriate.

Sincerly,

Pericles DeAvila